Exhibit 2

                   AMENDMENT NO. 1 TO THE PURCHASE AGREEMENT

          THIS AMENDMENT NO. 1 to that certain Purchase Agreement dated as of August 24, 2001 by and between the parties hereto (the "Purchase Agreement") is made as of October 1, 2001 (this "Amendment") by and among Lakeside Assets, LLC, a Delaware limited liability company (the "Buyer"), International Assets Advisory, LLC, a Florida limited liability company ("IAAC"), Global Assets Advisors, LLC, a Florida limited liability company ("Global," together with IAAC, the "Companies"), and International Assets Holding Corporation, a Delaware corporation and the sole member of each of Global and IAAC ("Seller").

          WHEREAS, the parties desire to amend the Purchase Agreement on the terms and conditions set forth herein;

          NOW, THEREFORE, for good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

     1.   Defined Terms.  Capitalized terms not otherwise defined herein shall
          -------------
have the respective meanings assigned to them in the Purchase Agreement.

     2.   References to the Purchase Agreement.  All references herein and in
          ------------------------------------
the Purchase Agreement to "this Agreement," and to all other words referring to the Purchase Agreement (such as "herein," "hereto," "herewith" and "hereunder"), shall be deemed to mean and refer to the Purchase Agreement, as amended by this Amendment. Except as provided herein, the Purchase Agreement, including the schedules and exhibits thereto, shall remain unchanged and unmodified.

     3.   Section 1.1.  Section 1.1 of the Purchase Agreement is hereby amended
          -----------
in its entirety to read as follows:

     "1.1 Purchase and Sale of Securities; Downpayment.
          ---------------------------------------------

          (a) Subject to the terms and conditions of this Agreement, the Seller agrees to sell at the Closing, and the Buyer agrees to purchase, the Securities for an aggregate purchase price of $600,000 (the "Purchase Price").

          (b) In the event that the consent of the NASD (as contemplated by Articles 4 and 5 hereof) to the transfer of the broker-dealer registration and related transactions is not received on or before December 31, 2001, then, subject to any required approval of the NASD, which must be received by December 31, 2001, the Buyer and the Seller shall restructure the transactions contemplated hereby as follows: Buyer shall, at the Alternate Closing (as hereinafter defined), pay the Seller the Purchase Price in exchange for which: (i) the Seller shall (a) cooperate with the Buyer or its designee in connection with the transfer of the Companies' client accounts and (b) cause the Companies to transfer to Buyer or its designee the assets listed on Exhibit B hereto;
                                                            ---------
     and (ii) the Seller and the Companies shall waive any claims or rights under the non-compete provisions in effect with respect to any employees of Seller or the Companies who will be employed by Buyer or its designee (the "Alternative Transaction"). The Seller's obligation to close the transactions contemplated hereby is subject to Buyer's purchase of Seller Shares as provided in Section 1.2 hereof.

          (c) In the event that (i) the consent of the NASD to the transfer of the broker-dealer registration and related transaction or to the Alternative Transaction is not obtained by December 31, 2001, or (ii) any other condition to Closing (or the Alternate Closing) is not satisfied by such date, the Seller, at its option, shall within ten (10) business days of the earlier of December 31, 2001 or the receipt by the parties of the affirmative denial of consent by the NASD to the transactions contemplated in this Agreement, either (x) refund the Downpayment to the Buyer, or (y) retain the Downpayment (and other amounts advanced hereunder) and issue to the Buyer, subject to compliance with applicable securities laws, an aggregate of four hundred thousand (400,000) shares (the "Shares") of the Seller's common stock, $.01 par value per share, in full and complete satisfaction therefor. Any amounts refunded to the Buyer by the Seller shall be paid in cash by certified or bank check, or by wire transfer of funds.

          (d) Four hundred thousand dollars ($400,000) (the "Downpayment") has been deposited by the Buyer with Brown Rudnick Freed & Gesmer ("BRFG"), counsel to the Seller, pursuant to that certain Escrow Agreement (the "Escrow Agreement") dated as of July 20, 2001, by and among BRFG, the Seller and Mark Frankel, acting as representative of the Buyer. BRFG is hereby authorized and requested to release the Downpayment to the Seller. At the Closing or the Alternate Closing, as the case may be, the Purchase Price, net of the Downpayment, shall be paid by the Buyer in cash by certified or bank check, or by wire transfer of funds.

          (e) In the event that the consent of the NASD to the transfer of the broker-dealer registration and related transactions or the Alternative Transaction is received on or before December 31, 2001, and the Buyer is ready, willing and able to close the transactions contemplated under this Purchase Agreement, all conditions to the Seller's obligations hereunder have been fulfilled or waived (it being understood that the Seller shall be under no obligation to waive any condition), and, through no fault of the Buyer, the Closing does not occur, then the Downpayment shall be promptly repaid to the Buyer, provided, however, that if the Seller does not repay the Downpayment within ten (10) days of the later of NASD approval and the Buyer's written notification that it is ready, willing and able to close, then the Seller may retain the Downpayment (and other amounts advanced hereunder) and, subject to compliance with applicable securities laws, promptly issue to the Buyer the Shares in full and complete satisfaction therefor.

          (f) In the event that the consent of the NASD to the transfer of the broker-dealer registration and related transactions or the Alternative Transaction is received on or before December 31, 2001, and the Seller is ready, willing and able to close the transactions contemplated under this Purchase Agreement, all conditions to the Buyer's obligations hereunder have been fulfilled or waived (it being understood that the Buyer shall be under no obligation to waive any condition), and, through no fault of the Seller, the Closing does not occur, then the Seller shall be entitled to keep the Downpayment, as well as any amounts advanced to it hereunder by the Buyer.

          (g) In the event that the condition of Buyer set forth in Section 4.2 hereof with respect to the Key Employees is not satisfied on or before December 31, 2001, Seller shall promptly refund to the Buyer the Downpayment, provided, however, that if the Seller does not repay the Downpayment within ten (10) days of the earlier of December 31, 2001 or the date of receipt of written notification from the Buyer that such condition cannot be satisfied, then the Seller may retain the Downpayment (and other amounts advanced hereunder) and, subject to compliance with applicable securities laws, promptly issue to the Buyer the Shares in full and complete satisfaction therefor.

          (h) In the event that this Agreement is terminated by mutual agreement of the parties pursuant to Section 10.1(a) hereof, then the Seller shall promptly refund to the Buyer the Downpayment, provided, however, that if the Seller does not repay the Downpayment within ten (10) days of such termination, then the Seller may retain the Downpayment (and other amounts advanced hereunder) and, subject to compliance with applicable securities laws, promptly issue to the Buyer the Shares in full and complete satisfaction therefor. If this Agreement shall otherwise terminate, the Seller shall be entitled to keep the Downpayment, as well as any amounts advanced to it hereunder by the Buyer.

          (i) In the event that the Shares are required to be issued by the Seller to the Buyer under this Section 1.1, the Buyer agrees to execute a subscription agreement containing customary representations and warranties with respect to an investment in the Shares. If the Shares are issued to the Buyer, the Buyer agrees not to sell, transfer, or otherwise dispose of more than fifty thousand (50,000) of the Shares during any three month period commencing on the first day of the month following the issuance of the Shares to the Buyer, subject, however, in all cases to compliance with applicable securities laws.

          The issuance of the Shares to Buyer shall not be registered under the Securities Act of 1933, as amended. The Buyer consents to the imposition of legends substantially similar to the following on the certificate(s) evidencing the Shares and agrees to abide by the restrictions contained therein:

               'The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities laws, and may not be sold, transferred or assigned unless registered under the Securities Act or applicable state securities laws, or an opinion of counsel, satisfactory to the corporation, is obtained to the effect that such sale, transfer or assignment is exempt from the registration requirements of the Securities Act and applicable state securities laws.'

               'The shares represented by this certificate are subject to a right of redemption on the part of the issuer (or its designee) for a period of one year from the date of original issuance. A copy of the redemption provision is on file in the office of the corporation, and a copy thereof will be mailed to the holder hereof without charge upon receipt of a written request therefor.'

               'The shares represented by this certificate are subject to a contractual restriction on the number of shares that may be sold during any three month period. A copy of the contractual restriction is on file in the office of the corporation, and a copy thereof will be mailed to the holder hereof without charge upon receipt of a written request therefor.' "

     4.   Section 1.2.  Section 1.2 to the Purchase Agreement is hereby amended
          -----------
in its entirety to read as follows:

     "1.2 Subscription for Shares of Seller.
          ----------------------------------

  Buyer agrees to purchase, concurrent with the purchase of the Securities or the closing of the Alternative Transaction, as the case may be, eighty thousand (80,000) shares of the Seller's common stock, $.01 par value per share (the "Seller Shares"), at a price of $2.50 per share, pursuant to a subscription agreement by and between the Buyer and the Seller containing customary representation and warranties on the part of the Buyer with respect to an investment in restricted securities. The Seller Shares and the Shares shall be eligible for registration pursuant to a registration rights agreement (the "Registration Rights Agreement") by and between the Buyer and the Seller. The aggregate purchase price for the Seller Shares ($200,000) shall be paid by Buyer at the Closing, or the Alternate Closing, as the case may be, in cash by certified or bank check, or by wire transfer of funds."

     5.   Section 1.3.  Section 1.3 of the Purchase Agreement is hereby amended
          -----------
in its entirety to read as follows:


     "1.3 Closing; Alternate Closing.
          --------------------------

     The closing of the purchase and sale of the Securities contemplated by this Agreement (herein the "Closing"), or in the alternative, the closing of the Alternative Transaction (the "Alternate Closing"), shall take place at the offices of Brown, Rudnick, Freed & Gesmer at 10:00 a.m. on the fifth business day after the fulfillment of all conditions to this Agreement as contemplated in Articles 4 and 5 hereof, or at such other time, date and place as shall be mutually agreed by the parties, but in no event later than December 31, 2001.

          At the Closing, or the Alternate Closing, as the case may be, the Seller shall deliver or cause to be delivered to the Buyer, among other things:

               (1) such documents as may be required to effect a valid transfer of the Securities, or the assets of the Companies (including customer accounts), as the case may be, by the Seller, free and clear of any and all encumbrances under

          Article 8 of the Uniform Commercial Code of the State of Florida or otherwise;

               (2) certificates representing the Seller Shares for which the Buyer has subscribed; and

               (3) such other documents as may be required elsewhere in this Agreement or may be reasonably requested by counsel to the Buyer."

     6.   Section 1.5.  A new Section 1.5 to the Purchase Agreement is hereby
          -----------
added in its entirety to read as follows:

   "1.5   Profit/Loss From Operations Prior to Closing.
          --------------------------------------------

          (a) Effective October 1, 2001 and subject to paragraph (c) below, the amount of the aggregate profit or loss, as the case may be, arising out of the business operations of each of Global and IAAC (collectively, the "Business") shall inure to the benefit, or be the responsibility, of Buyer. Seller shall cause to be generated monthly profit/loss statements regarding the Business, related to the period beginning October 1, 2001 through the third day immediately preceding the Closing (or Alternate Closing), and shall promptly deliver such statements to the Buyer at the address set forth in Section 10.3 hereof. If any such profit/loss statement shows a profit, the amount of such profit shall be deducted from the Purchase Price. If the profit/loss statement shows a loss, the Buyer shall pay such amount to the Seller within three (3) business days of receipt of such statement or at the Closing or Alternate Closing, whichever is earlier, provided that such amount shall be reduced (but not below zero) by the amount of any expenses for the period prefunded by Buyer pursuant to Section 1.5(c) hereof.

          (b) Promptly following the Closing, or the Alternate Closing, but in no event later than ten (10) days thereafter, the Seller shall cause to be generated a profit/loss statement for the Business related to the two days preceding the Closing, or the Alternate Closing. If such profit/loss statement shows a profit, the Seller shall pay such amount to the Buyer. If such profit/loss statement shows a loss, the Buyer shall pay such amount to the Seller provided that such amount shall be reduced (but not below zero) by the amount of any expenses for the period prefunded by Buyer pursuant to Section 1.5(c) hereof. All amounts payable with respect to such profit/loss statement shall be due and payable within three (3) business days of receipt of the statement.

          (c) To the extent that any proposed expenditures related to the Business to be made between the date of this Agreement and the Closing, or the Alternate Closing, exceed the current normal level of expense for the Business, as reasonably determined by Seller, Buyer shall prefund such expenses. Such proposed expenditures shall include (but not be limited to) the addition of any new personnel, or any change in the compensation of existing personnel, or the undertaking of any additional marketing or related activities. Such expenditures shall not include an increase in aggregate salary expense of approximately $3,500 related to the change in salaries of three employees for the month of

October 2001. Pre-funding of any expense under this paragraph shall be completed at least two business days before such expense is incurred, and such amounts shall be paid by Buyer in cash by certified or bank check, or by wire transfer of funds.

           (d) Each party agrees to make all reasonable efforts to promptly resolve any dispute that might arise with respect to the amounts due and payable under this Section 1.5. The failure to timely pay any amounts not in dispute shall constitute a breach of a covenant under this Agreement."

   7.    Section 1.6.  A new Section 1.6 to the Purchase Agreement is hereby
         -----------
added in its entirety to read as follows:

   "1.6  Redemption of Shares.
         --------------------

         (a) At any time during the one-year period after the date of issuance of the Shares, the Seller (or its designee) may, at its option, redeem the Shares, in whole but not in part, out of funds legally available therefor by paying the Redemption Price (as hereafter defined) in cash for each of the Shares then redeemed. References to the Seller in this Section 1.6 shall include any designee of the Seller.

         (b) The Redemption Price under this Section 1.6 shall be equal to $1.00 per Share, subject to adjustment for any stock split, stock dividend, recapitalization, combination or adjustment.

         (c) Notice of any proposed redemption of the Shares pursuant to this
Section 1.6 shall be given by the Seller to the Buyer at least 5 days prior to date on which it proposes to redeem the stock (the "Redemption Date") pursuant to the terms and conditions set forth in Section 1.6(a) hereof. Such notice shall state the Redemption Date to which such notice relates and shall call upon the Buyer to surrender to the Seller on said Redemption Date at the place designated in the notice the certificate or certificates representing the Shares to be redeemed.

         (d) On or before the Redemption Date, the Buyer shall surrender the certificate or certificates evidencing the Shares to the Seller at the place designated in the notice and shall thereupon be entitled to receive payment of the Redemption Price therefor. The Redemption Price shall be payable to the order of the Buyer, and each surrendered certificate shall be cancelled.

         (e) On or prior to the Redemption Date, the Seller shall deposit the Redemption Price of all of the Shares with BRFG as a trust fund for the benefit of the Buyer, with irrevocable instructions and authority to BRFG to pay the Redemption Price for such shares to Buyer on or after the Redemption Date upon receipt of notification from the Seller that the Buyer has surrendered its share certificate or certificates to the Seller.

          (f) From and after the Redemption Date (unless default be made by the Seller in payment of the Redemption Price) then, notwithstanding that the certificate or certificates evidencing any of the Shares so called for redemption shall not have been surrendered, all rights of the Buyer with respect to the Shares so called for redemption shall forthwith after such date cease and terminate, except only the right of the Buyer to receive the Redemption Price upon surrender of its certificate or certificates therefor."

     8.   Article 4. Article 4 of the Purchase Agreement is hereby amended in
          ---------
its entirety to read as follows:

     "Article 4  CONDITIONS OF THE BUYER'S OBLIGATIONS.

     4.1  Consents and Waivers.
          ---------------------

          All necessary consents, waivers, approvals, amendments and other action on the part of any person necessary to have been obtained or effected in order to carry out the transactions contemplated by this Agreement, including, but not limited to, the consent of the NASD to the transfer of the broker-dealer registrations and related transactions, and any filings required in connection with the transfer of the investment advisor registrations of the Companies, shall have been duly obtained or effected and shall be in full force and effect and adequate.

     4.2  Key Employees.
          --------------

          Each of Todd Boren, Mike Ward and a majority of the remaining Key Employees shall have accepted employment with Buyer.

     4.3  Legal Action.
          ------------

          None of the parties hereto shall be prohibited by any order, writ, injunction or decree of any Governmental Authority of competent jurisdiction from consummating the transactions contemplated by this Agreement, and no action or proceeding shall then be pending which questions the validity of this Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the parties in connection herewith or in connection with any of the transactions contemplated hereby."

     9.   Article 5. Article 5 of the Purchase Agreement is hereby amended in
          ---------
its entirety to read as follows:

     "Article 5  CONDITIONS OF THE SELLER'S OBLIGATIONS.
                                                       -

     5.1  Consents and Waivers.
          ---------------------

          All necessary consents, waivers, approvals, amendments and other action on the part of any person necessary to have been obtained or effected in order to carry out the transactions contemplated by this Agreement, including, but not limited to, the consent of the NASD to the transfer of the broker-dealer registrations and related transactions, and any filings required in connection with the transfer of the investment advisor registrations of the Companies, shall have been duly obtained or effected and shall be in full force and effect and adequate.

     5.2    Legal Action.
            ------------

            None of the parties hereto shall be prohibited by any order, writ, injunction or decree of any Governmental Authority of competent jurisdiction from consummating the transactions contemplated by this Agreement, and no action or proceeding shall then be pending which questions the validity of this Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the parties in connection herewith or in connection with any of the transactions contemplated hereby."

     10.    Section 6.12. Section 6.12 of the Purchase Agreement is hereby
            ------------
amended in its entirety to read as follows:

     "6.12  Joint Operations.
            -----------------

            From the Closing (or the Alternate Closing) until such time as the Buyer and the Seller can physically separate the Business from the operations of the Seller, the parties agree to share certain operational assets and space on a cooperative basis with Buyer and Seller each paying fifty percent (50%) of such shared services, including, without limitation, rent, utilities, and telephone charges. If either party vacates the current Winter Park, FL office facility prior to December 31, 2001, such party shall continue to pay fifty percent (50%) of the rent and other expenses for such facility through December 31, 2001. The parties further agree to provide to one another free of charge certain additional services from the date hereof until such time as the Buyer and the Seller can physically separate the Business from the operations of the Seller. Such additional services to be provided by the Seller to the Buyer free of charge shall be in the nature of accounting services, including payroll services, generation of NASD focus reports and bookkeeping services. Additional services to be provided by the Buyer to the Seller free of charge shall include such operational services not specified above but otherwise necessary for the operation of the Business in the ordinary course, including, but not limited to, training and support of Wexford ADP system operations."

     11.    Section 7.3. Section 7.3 of the Purchase Agreement is hereby amended
            -----------
in its entirety to read as follows:

     "7.3   Joint Operations.
            -----------------

            From the Closing (or the Alternate Closing) until such time as the Buyer and the Seller can physically separate the Business from the operations of the Seller, the parties agree to share certain operational assets and space on a cooperative basis with Buyer and Seller each paying fifty percent (50%) of such shared services, including, without limitation, rent, utilities, and telephone charges. If either party vacates the current Winter Park, FL office facility prior to December 31, 2001, such party shall continue to pay fifty percent (50%) of the rent and other expenses for such facility through December 31,

     2001. The parties further agree to provide to one another free of charge certain additional services from the date hereof until such time as the Buyer and the Seller can physically separate the Business from the operations of the Seller. Such additional services to be provided by the Seller to the Buyer free of charge shall be in the nature of accounting services, including payroll services, generation of NASD focus reports, and bookkeeping services. Additional services to be provided by the Buyer to the Seller free of charge shall include such operational services not specified above but otherwise necessary for the operation of the Business in the ordinary course including, but not limited to, training and support of Wexford ADP system operations."

     12.    Section 7.5. A new Section 7.5 to the Purchase Agreement is hereby
            -----------
added in its entirety to read as follows:

     "7.5   Governmental Permits and Approvals.
            ----------------------------------

            The Buyer shall use its best efforts to obtain promptly all permits and approvals from any governmental or regulatory body required to be obtained by the Buyer for the lawful consummation of the Closing, and shall use its best efforts to cooperate with the Seller and the Companies as may be necessary in seeking the consent of the NASD to the transactions contemplated herein."

     13.    Section 8.1(c).  Section 8.1(c) of the Purchase Agreement is hereby
            --------------
amended to read in its entirety as follows:

            "(c) Indemnification for claims under paragraph (a) above shall be payable by Seller only if the aggregate amount of all Losses hereunder by Buyer's Indemnified Persons shall exceed $50,000 (the "Basket"), at which point Seller shall be responsible for all Losses, which exceed $50,000, provided that Seller's aggregate liability for indemnification under paragraph (a) above shall not exceed $100,000.

            The gross amount with respect to a claim for indemnification for which the Seller may be liable to a Buyer's Indemnified Person pursuant to this Article 8 shall be reduced by any insurance proceeds actually recovered by or on behalf of the Indemnified Person on account of the indemnifiable Loss."

     14.    Section 10.1. Section 10.1 of the Purchase Agreement is hereby
            ------------
amended in its entirety to read as follows:

     "10.1  Termination.
            -----------

            (a) At any time prior to the Closing or the Alternate Closing, this Agreement may be terminated by mutual consent of the parties.

            (b) Subject to Section 1.1 hereof, if this Agreement shall be terminated in accordance with paragraph (a), all obligations of the parties hereunder shall terminate without liability of any party to the others except as provided in Sections 10.4 and 10.5. In the event that this Agreement is so terminated, each party will return all papers, documents, financial statements and other data furnished to it by or with respect to each other party to such other party (including any copies thereof made by the first party)."

     15.   Section 10.4. Section 10.4 of the Purchase Agreement is hereby
           ------------
amended in its entirety to read as follows:


     "10.4 Costs and Expenses.
           ------------------

           Each of the parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, and no expenses of the Seller or the Companies relating in any way to the purchase and sale of the Securities hereunder shall be included in any account of either Company as of the Closing or shall be charged to or paid by Buyer, provided however, that the Buyer agrees (i) to reimburse the Seller $4,000 at Closing (or Alternate Closing) or upon termination of this Agreement for costs and expenses related to the formation of the Companies under the Act, and (ii) to pay Brown Rudnick Freed & Gesmer, the Seller's counsel, $50,000 concurrent with the execution of this Agreement to cover the costs and expenses of counsel to the Seller, such amount to be paid in cash by certified or bank check, or by wire transfer of funds."


     16.   Counterparts. This Amendment may be executed in multiple
           ------------
counterparts, any one or more of which may be a faxed copy, each of which shall be deemed an original but all of which together shall constitute one and the same document.

     IN WITNESS WHEREOF, this Amendment has been executed as a sealed instrument by the parties hereto or their duly authorized representatives, effective as of the date first above written.




                                             GLOBAL ASSETS ADVISORS, LLC


                                             By: /s/ Stephen Saker
                                                 -----------------
                                                 Executive Vice President


                                             INTERNATIONAL ASSETS ADVISORY, LLC


                                             By: /s/ Stephen Saker
                                                 Executive Vice President

                                             SELLER:

                                             INTERNATIONAL ASSETS HOLDING
                                             CORPORATION


                                             By: /s/ Stephen Saker
                                                 -----------------
                                                 Executive Vice President


                                             BUYER:

                                             LAKESIDE ASSETS, LLC


                                             By: /s/ Mark Frankel
                                                 Manager

                              PURCHASE AGREEMENT


                         ACQUISITION OF THE SECURITIES

                                      OF

                      INTERNATIONAL ASSETS ADVISORY, LLC

                                      AND

                          GLOBAL ASSETS ADVISORS, LLC

                                      BY

                             LAKESIDE ASSETS, LLC



                            Dated: August 24, 2001



=============================================================================

                              PURCHASE AGREEMENT
                              ------------------

                               TABLE OF CONTENTS
                               -----------------

ARTICLE 1.     PURCHASE AND SALE OF SECURITIES.............................................................       2

1.1      Purchase and Sale of Securities; Downpayment......................................................       2
1.2      Subscription for Shares of Seller.................................................................       3
1.3      Closing...........................................................................................       3
1.4      Further Assurances................................................................................       3

ARTICLE 2.     REPRESENTATIONS AND WARRANTIES OF THE  SELLER...............................................       4

2.1      Organization and Qualification of the Companies...................................................       4
2.2      Capitalization of Companies; Title to Securities..................................................       4
2.3      Subsidiaries; Other Investments...................................................................       5
2.4      Authorization of Transaction......................................................................       5
2.5      Present Compliance with Obligations and Laws......................................................       6
2.6      No Conflict of Transaction With Obligations and Laws..............................................       6
2.7      Conduct of Business...............................................................................       7
2.8      Payment of Taxes..................................................................................       7
2.9      Real and Personal Property........................................................................       7
2.10     Intellectual Property Rights......................................................................       8
2.11     Contracts and Commitments.........................................................................       9
2.12     Litigation........................................................................................      10
2.13     Labor and Employee Relations......................................................................      10
2.14     ERISA and Employee Benefits.......................................................................      11
2.15     Government Authorizations.........................................................................      11
2.16     Insurance.........................................................................................      11
2.17     Borrowings and Guarantees.........................................................................      11
2.18     Absence of Sensitive Payments.....................................................................      11
2.19     Brokerage.........................................................................................      12

ARTICLE 3.     REPRESENTATIONS AND WARRANTIES OF THE BUYER.................................................      12

3.1      Investment Intent.................................................................................      12
3.2      Authorization.....................................................................................      12
3.3      Restricted Securities.............................................................................      13

3.4      Brokerage.........................................................................................      13
3.5      Information.......................................................................................      13
3.6      Qualification.....................................................................................      13
3.7      No Conflict of Transaction With Obligations and Laws..............................................      13
3.8      Reliance on Representations of the Companies......................................................      14

ARTICLE 4.    CONDITIONS OF BUYER'S OBLIGATIONS............................................................      14

4.1      Representations and Warranties....................................................................      14
4.2      Performance; No Breach............................................................................      14
4.3      Consents and Waivers..............................................................................      14
4.4      Ancillary Agreements..............................................................................      15
4.5      Evidence of Mergers...............................................................................      15
4.6      Key Employees.....................................................................................      15
4.7      Legal Action......................................................................................      15
4.8      Officers' Certificates of Compliance..............................................................      15

ARTICLE 5.    CONDITIONS OF THE SELLER'S OBLIGATIONS.......................................................      15

5.1      Representations and Warranties....................................................................      15
5.2      Performance; No Breach............................................................................      16
5.3      Consents and Waivers..............................................................................      16
5.4      Ancillary Agreements..............................................................................      16
5.5      Legal Action......................................................................................      16

ARTICLE 6.    AFFIRMATIVE COVENANTS OF THE COMPANIES AND THE SELLER........................................      16

6.1      Conduct of Business...............................................................................      16
6.2      Assets of the Business............................................................................      19
6.3      Liabilities of the Business.......................................................................      19
6.4      Severance Liabilities.............................................................................      19
6.5      IAAC Benefit Plans................................................................................      19
6.6      Governmental Permits and Approvals................................................................      19
6.7      Assignment of Contracts...........................................................................      19
6.8      Maintenance of Government Authorizations..........................................................      20
6.9      Collection of Receivables.........................................................................      20
6.10     Employee Compensation.............................................................................      20
6.11     Consummation of Agreement.........................................................................      20

6.12     Joint Operations..................................................................................      20

ARTICLE 7.     AFFIRMATIVE COVENANTS OF THE BUYER..........................................................      21

The Buyer hereby covenants with the Seller and each of the Companies that:.................................      21

7.1      Future Order Flow.................................................................................      21
7.2      Prior Operations..................................................................................      21
7.3      Joint Operations..................................................................................      21
7.4      Hiring of Key Employees...........................................................................      21

ARTICLE 8.     INDEMNIFICATION.............................................................................      21

8.1      Indemnification by Seller.........................................................................      21
8.2      Indemnification by Buyer..........................................................................      22
8.3      Defense of Third Party Actions....................................................................      23
8.4      Miscellaneous.....................................................................................      24
8.5      Exclusivity of Remedy.............................................................................      24
8.6      Payment of Indemnification........................................................................      24

ARTICLE 9.     DEFINITIONS.................................................................................      24

ARTICLE 10.    MISCELLANEOUS...............................................................................      27

10.1     Termination.......................................................................................      27
10.2     Survival of Representations and Covenants.........................................................      28
10.3     Notices...........................................................................................      28
10.4     Costs and Expenses................................................................................      29
10.5     Confidentiality...................................................................................      30
10.6     Publicity and Disclosures.........................................................................      30
10.7     Assignment; Rights of Successors and Assigns......................................................      30
10.8     Entire Agreement..................................................................................      30
10.9     Amendments and Waivers............................................................................      31
10.10    Governing Law; Severability.......................................................................      31
10.11    Arbitration.......................................................................................      31
10.12    Counterparts......................................................................................      31
10.13    Effect of Table of Contents and Headings..........................................................      31
10.14    Pronouns..........................................................................................      31

                               PURCHASE AGREEMENT


         PURCHASE AGREEMENT (this "Agreement") entered into as of the 24th day of August, 2001 by and among Lakeside Assets, LLC, a Delaware limited liability company (the "Buyer"), International Assets Advisory, LLC, a Florida limited liability company ("IAAC"), Global Assets Advisors, LLC, a Florida limited liability company ("Global," together with IAAC, the "Companies"), and International Assets Holding Corporation, a Delaware corporation and the sole member of Global and IAAC ("Seller").

                             W I T N E S S E T H:
                             -------------------

         WHEREAS, Seller owns all of the outstanding membership interests of Global (the "Global Shares"), and is willing to sell the Global Shares to Buyer;

         WHEREAS, Seller owns all of the outstanding membership interests of IAAC (the "IAAC Shares," together with the Global Shares, the "Securities"), and is willing to sell the IAAC Shares to Buyer; and

         WHEREAS, Buyer wishes to acquire the Securities;

         NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows (certain capitalized terms used in this Agreement are defined in Article 9 hereof):

ARTICLE 1. PURCHASE AND SALE OF SECURITIES

                1.   [hidden style for numbering purposes]

         1.1  Purchase and Sale of Securities; Downpayment.
              ---------------------------------------------

         (a) At the Closing, subject to the terms and conditions of this Agreement, Seller agrees to sell, and Buyer agrees to purchase, the Securities for an aggregate purchase price of $1,250,000 (the "Purchase Price").

         (b) Four hundred thousand dollars ($400,000) (the "Downpayment") has been deposited by Buyer with Brown Rudnick Freed & Gesmer ("BRFG"), counsel to Seller, pursuant to that certain Escrow Agreement (the "Escrow Agreement") dated as of July 20, 2001, by and among BRFG, Seller and Mark Frankel, acting as representative of Buyer. At the Closing, the Purchase Price, net of the Downpayment, shall be paid by Buyer in cash by certified or bank check, or by wire transfer of funds, and the Downpayment shall simultaneously be released to Seller pursuant to the terms and conditions of the Escrow Agreement.

         In the event that the Closing does not occur, the Downpayment shall be refunded to Buyer in accordance with the terms and conditions of the Escrow Agreement, provided, however, that the Downpayment shall not be refundable if Seller is ready, willing and able to close the transactions contemplated under this Purchase Agreement, all conditions to Buyer's obligations hereunder have been fulfilled or waived (it being understood that Buyer shall be under no obligation to waive any condition), and, through no fault of Seller, the Closing does not occur.

1.2  Subscription for Shares of Seller.
     ---------------------------------

     Buyer agrees to purchase, concurrent with the purchase of the Securities, eighty thousand (80,000) shares of Seller's common stock, $.01 par value per share (the "Seller Shares"), at a price of $2.50 per share, pursuant to a subscription agreement (the "Subscription Agreement") by and between Buyer and Seller. The Seller Shares shall be eligible for registration pursuant to a registration rights agreement (the "Registration Rights Agreement") by and between Buyer and Seller. The aggregate purchase price for the Seller Shares ($200,000) shall be paid by Buyer at the Closing in cash by certified or bank check, or by wire transfer of funds.

1.3  Closing.
     -------

     The Closing of the purchase and sale of the Securities contemplated by this Agreement (herein the "Closing") shall take place at the offices of Brown, Rudnick, Freed & Gesmer at 10:00 a.m. on the second business day after the fulfillment of all conditions to this Agreement as contemplated in Articles 4 and 5 hereof, or at such other time, date and place as shall be mutually agreed by the parties.

     At the Closing, the Seller shall deliver or cause to be delivered to the Buyer, among other things:

          (1) such documents as may be required to effect a valid transfer of the Securities by the Seller, free and clear of any and all encumbrances under Article 8 of the Uniform Commercial Code of the State of Florida or otherwise;

          (2) certificates representing the Seller Shares for which the Buyer has subscribed; and

          (3) such other documents as may be required elsewhere in this Agreement or may be reasonably requested by counsel to the Buyer.

1.4  Further Assurances
     ------------------

     The Seller from time to time after the Closing, at the request of the Buyer and without further consideration, shall execute and deliver further instruments of transfer and assignment (in addition to those delivered under Section 1.3) and take such other action as the Buyer may reasonably require to more effectively transfer the Securities to the Buyer.

ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF THE SELLER

                                2. Hidden style

     The Seller hereby represents and warrants to the Buyer that, except as set forth on a Schedule of Exceptions (the "Schedule of Exceptions") furnished to the Buyer and its counsel, and attached as Exhibit A hereto, specifically
                                           ---------
identifying the relevant Section and paragraph hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder:

2.1  Organization and Qualification of the Companies.
     -----------------------------------------------

     (a) IAAC is a limited liability company duly formed under the laws of the State of Florida, is in good standing and has a legal existence, with full power and authority to own, operate or lease its properties and conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

     (b) Global is a limited liability company duly formed under the laws of the State of Florida, is in good standing and has a legal existence, with full power and authority to own, operate or lease its properties and conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

     (c) The copies of the Companies' Organizational Documents, as amended to date, which are attached to Schedule 2.1 of the Schedule of Exceptions, are
                            ------------
complete and correct. Each of the Companies is duly qualified to do business and in good standing as a foreign limited liability company in each of the jurisdictions identified on Schedule 2.1 and it is not required to be licensed
                            ------------
or qualified to conduct its business or own its property in any other jurisdiction, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.

2.2  Capitalization of Companies; Title to Securities.
     ------------------------------------------------

     (a)  Global has issued to the Member listed on Schedule 2.2 of the Schedule
                                                    ------------
of Exceptions one hundred percent (100%) of its membership interests. There are no other membership interests issued or outstanding. There are no (i) outstanding or authorized subscriptions, warrants, options or other rights granted by Global or Seller to purchase or acquire, or preemptive rights with respect to the issuance or sale of, the membership interests of Global, or which obligate or may obligate Global to issue any additional membership interests, or any securities convertible into or evidencing the right to subscribe for any membership interests, (ii) other securities of Global directly or indirectly convertible into or exchangeable for membership interests of Global, (iii) agreements relating to the voting of Global's membership interests, (iv) restrictions on the transferability of Global's membership interests, subject to receipt of necessary third party approvals (other than securities laws restrictions), or (v) other agreements between the Seller or any other person relating to the Global Shares. No "phantom" stock, stock appreciation rights or agreements or similar rights or agreements exist which are intended to confer on any person rights similar to any rights accruing to owners of Global Shares.

     (b)  IAAC has issued to the Member listed on Schedule 2.2 of the Schedule
                                                  ------------
of Exceptions one hundred percent (100%) of its membership interests. There are no other membership interests issued or outstanding. , There are no (i) outstanding or authorized subscriptions, warrants, options or other rights granted by IAAC or Seller to purchase or acquire, or preemptive rights with respect to the issuance or sale of, the membership interests of IAAC, or which obligate or may obligate IAAC to issue any additional membership interests, or any securities convertible into or evidencing the right to subscribe for any membership interests , (ii) other securities of IAAC directly or indirectly convertible into or exchangeable for membership interests of IAAC, (iii) agreements relating to the voting of IAAC's membership interests, (iv) restrictions on the transferability of IAAC's membership interests, subject to receipt of necessary third party approvals (other than securities laws restrictions), or (v) other agreements between the Seller or any other person relating to the IAAC Shares. No "phantom" stock, stock appreciation rights or agreements or similar rights or agreements exist which are intended to confer on any person rights similar to any rights accruing to owners of IAAC Shares.

     (c) Seller is the record and beneficial owner of the number and type of Global Shares and IAAC Shares set forth next to its name on Schedule 2.2. Except
                                                            ------------
as set forth on said Schedule 2.2, Seller does not own of record or beneficially
                     ------------
any other membership interests of either of the Companies, or any rights, options, or warrants with respect thereto. The Securities to be delivered by Seller to the Buyer pursuant to this Agreement will be, when delivered, duly authorized, validly issued, fully paid and nonassessable, and will be free and clear of all encumbrances under Article 8 of the Uniform Commercial Code of the State of Florida or otherwise.

2.3  Subsidiaries; Other Investments.
     -------------------------------

     Neither of the Companies owns, directly or indirectly, any capital stock of or other equity interest in any corporation, limited liability company or other entity, or has any subsidiaries. Neither of the Companies owns any securities issued by any other business organization or governmental authority. Except as set forth on Schedule 2.3 of the Schedule of Exceptions, neither of the
             ------------
Companies is a member of any limited liability company or a partner or participant in any joint venture or partnership of any kind.

2.4  Authorization of Transaction.
     ----------------------------

     Subject to the receipt of necessary third party approvals, including, but not limited to, the consent of the NASD with respect to the transfer of the broker-dealer registrations of IAAC and the related transactions, each of the Companies has the full power and authority to execute, deliver and perform this Agreement and the other agreements to be executed and delivered pursuant to this Agreement (the "Ancillary Agreements"); to perform its obligations hereunder and thereunder, and to carry out the transactions contemplated hereby and thereby. The Seller has the power, authority and capacity to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder, and to carry out the transactions contemplated hereby and thereby. All necessary action, corporate or otherwise, will have been taken by Seller and each of the Companies prior to Closing to authorize the execution, delivery and performance of this Agreement and each of the Ancillary Agreements and the transactions contemplated hereby and thereby. Each of this Agreement and the Ancillary Agreements has been, or will be at the Closing, duly executed and delivered by the Seller and each of the Companies, and each of this Agreement and the Ancillary Agreements is, or upon the Closing will be, the legal, valid and binding obligation of the Seller and each of the Companies, enforceable against the Seller and each of the Companies in accordance with its terms except
(a) as limited by applicable bankruptcy, insolvency or other laws of general application affecting enforcement of creditors' rights; and (b) general principles of equity that restrict the availability of equitable remedies.

2.5  Present Compliance with Obligations and Laws.
     --------------------------------------------

     (a) Neither of the Companies is: (i) in violation of its Organizational Documents; (ii) in default in the performance of any obligation, agreement or condition of any debt instrument which (with or without the passage of time or the giving of notice) affords to any person the right to accelerate any indebtedness or terminate any right; (iii) in default of or in breach of (with or without the passage of time or the giving of notice) any other contract to which it is a party or by which it or its assets are bound; or (iv) in violation of any Court Order or Governmental Authorization that is held by such Company applicable to it or its business or assets.

     (b)  Except as set forth on Schedule 2.5 of the Schedule of Exceptions,
                                 ------------
each of the Companies has conducted and is now conducting its business and the ownership and operation of its assets in compliance with all applicable Laws, except where the failure to be in such compliance would not have a Material Adverse Effect.

     References to the "Companies" in this Section 2.5 include their respective predecessors.

2.6  No Conflict of Transaction With Obligations and Laws.
     ----------------------------------------------------

     Except as set forth on Schedule 2.6 of the Schedule of Exceptions, neither
                            ------------
the execution, delivery and performance of this Agreement or any Ancillary Agreement, nor the performance of the transactions contemplated hereby or thereby, will: (a) conflict with or constitute a breach or violation of any provision of the respective Organizational Documents of the Companies; (b) require any Governmental Authorization, (c) require any consent of any parties to loans, contracts, leases, licenses and other agreements to which either of the Companies is a party; (d) constitute (with or without the passage of time or the giving of notice) a breach of, or default under, any debt instrument to which either of the Companies is a party, or give any person the right to accelerate any indebtedness or terminate, modify or cancel any right; (e) constitute (with or without the passage of time or giving of notice) a default under or breach of any other agreement, instrument or obligation to which either of the Companies is a party or by which it or its assets are bound; (f) result in the creation of any Encumbrance upon any capital stock or any of the assets of either of the Companies; (g) conflict with or result in a violation of any Court Order or Law, or give to any other person, the right to exercise any remedy or obtain any relief under any Court Order or Law, to which either of the Companies is subject or by which the properties or assets of the Company are bound, or (h) result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, suspend or otherwise modify, any Government Authorization. With respect to the Seller and the Companies, there exists no condition, event or act that after notice, lapse of time, or both, would constitute a material violation or breach of, or a material default under, any of the matters specified in any of the foregoing clauses a through h. To the best knowledge of the Seller, there exists no condition, event or act that after notice, lapse of time, or both, would constitute a material violation or breach of, or a material default under, any of the matters specified in any of the foregoing clauses c, d or e on the part of any third party thereto.

2.7  Conduct of Business.
     -------------------

     Except as set forth on Schedule 2.7 of the Schedule of Exceptions, each of
                            ------------
the Companies (and their respective predecessors) has conducted its respective business only in the ordinary course of business, consistent with prior practices.

2.8  Payment of Taxes.
     ----------------

     (a) Each of the Companies has duly and timely filed all Tax Returns, including valid extensions therefor, required to be filed by it with any Governmental Authority with respect to all applicable Taxes. Each of the Companies has timely paid all Taxes due and payable by it on or before the Closing and has provided adequate accruals in accordance with generally acceptable accounting principles in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. The assessment of any additional Taxes for periods for which Tax Returns have been filed is not expected to exceed the recorded liability therefor, and, to the best knowledge of the Seller, there are no material unresolved questions or claims concerning the tax liability of either of the Companies.

     (b) All Taxes and other assessments and levies which the Companies are required to withhold or collect have been withheld or collected and timely paid or will be paid over to proper Governmental Authorities as required.

     (c) None of the Tax Returns of the Companies has ever been examined by any Governmental Authority. The Seller is not aware of any intention on the part of any Governmental Authority to examine any of the Tax Returns. No deficiencies have been asserted or assessments made against either of the Companies, nor is any Governmental Authority now asserting or, to the best knowledge of the Seller, threatening to assert against either of the Companies any deficiency or claim for additional Taxes.

     References to the "Companies" in this Section 2.8 include their respective predecessors.

2.9      Real and Personal Property.
         --------------------------

     (a)  Neither of the Companies owns any Real Property. Set forth on Schedule
                                                                        --------
2.9 of the Schedule of Exceptions is a listing of all leases under which the
---
Companies lease real property, copies of which have previously been delivered to the Buyer (collectively, "Real Property").

     (b)  Also set forth on Schedule 2.9 is (i) a complete description of the
                            ------------
furniture, fixtures and other tangible personal property with an original cost in excess of $500 owned by either of the Companies and a listing of all leases under which either of the Companies leases any personal property as of the Closing Date, together with a description of such property (collectively, the "Material Personal Property"). Schedule 2.9 lists all locations where Material
                               ------------
Personal Property of either of the Companies (other than property in transit in the ordinary course of business) are located.

     (c) All Real Property and Material Personal Property leases and agreements are valid, subsisting and enforceable in accordance with their terms against the parties thereto. Except as set forth on Schedule 2.9, each of the Companies is
                                        ------------
in material compliance with all terms and conditions of such agreements and no event has occurred nor does any circumstance exist that (with or without notice or the passage of time or both) would constitute a violation or default under any such agreements and neither of the Companies has given or received notice of any alleged violation or of any default under any such agreement.

     (d) The Real Property and Material Personal Property include all properties and assets (whether real, personal or mixed, tangible or intangible) necessary to conduct the respective businesses of the Companies or their respective predecessor companies as currently conducted except as otherwise contemplated in the Letter of Intent .

     (e)  Except as specifically disclosed on Schedule 2.9, each of the
                                              ------------
Companies has good and marketable title to all of its owned personal property, including, but not limited to, property described on Schedule 2.9. None of the
                                                     ------------
personal property owned by either of the Companies is subject to any Encumbrance (other than for taxes not yet due and payable), or other adverse claim or charge or interest of any kind, except as specifically disclosed on Schedule 2.9.
                                                             ------------

2.10 Intellectual Property Rights.
     ----------------------------

     (a)  Set forth on Schedule 2.10 of the Schedule of Exceptions is a true and
                       -------------
complete list of all Intellectual Property presently owned or held by either of the Companies, and any material license of or right to any Intellectual Property. Except as set forth on Schedule 2.10, each of the Companies owns, free
                                 -------------
and clear of all Encumbrances and rights of others (including the Seller), all the Intellectual Property set forth on Schedule 2.10. No royalties, honorariums
                                        ------------
or fees are payable by either of the Companies to any person or entity by reason of the ownership or use of any of the Intellectual Property. Except as set forth on Schedule 2.10, there have been no claims made against either of the Companies
   -------------
(or their respective predecessors) asserting the invalidity, abuse, misuse or unenforceability of any of the Intellectual Property and, to the best knowledge of the Seller, no grounds for any such claims exist. Except as set forth on
Schedule 2.10,
-------------
neither of the Companies has made any claim of any violation or infringement by others of any of its Intellectual Property or interests therein and, to the best knowledge of the Seller, no grounds for any such claims exist. Except as set forth on Schedule 2.10, the Companies have not received any notice that it is in
         -------------
conflict with or infringing upon the asserted intellectual property rights of others in connection with its Intellectual Property and, to the best knowledge of the Seller, neither the use of the Companies' Intellectual Property nor the operations of the business of either of the Companies is infringing or has infringed upon any intellectual property rights of others. No interest in any of the Intellectual Property of either of the Companies has been assigned, transferred, licensed or sublicensed by either of the Companies to any person. To the best knowledge of the Seller, there has not been any act or failure to act by either of the Companies or any of their respective directors, officers, members, managers, employees, attorneys or agents during the prosecution or registration of, or any other proceeding related to, any of the Intellectual Property which could render invalid or unenforceable or negate the right to issuance of any of the Intellectual Property. Neither of the Companies is using any confidential information or trade secrets of any former employer or any of its past or present employees.

     (b) Neither of the Companies licenses any Intellectual Property other than generally available non-customized software.

     (c)  Except as set forth on Schedule 2.10, no adverse claims have been made
                                 -------------
and no dispute has arisen with respect to any of the Intellectual Property. Except as set forth on Schedule 2.10 and to the best knowledge of the Seller,
                       -------------
the operation of the Companies and the use by the Companies of the Intellectual Property do not involve infringement of any patent, trademark, service mark, trade name, copyright, agreement, license or similar right owned by another. Except as set forth on Schedule 2.10, neither of the Companies has received any
                       -------------
notice, nor does the Seller have any knowledge, of any claimed conflict with respect to any of the foregoing.

2.11 Contracts and Commitments.
     -------------------------

     Set forth on Schedule 2.11 of the Schedule of Exceptions is a list of all
                  -------------
(i) contracts, mortgages, indentures, agreements, instruments and transactions to which either of the Companies is a party or by which it is bound which involve obligations of, or payments to, such Company in excess of $10,000 in the aggregate; (ii) agreements between either of the Companies and the Seller; (iii) agreements between either of the Companies and any officer, manager, consultant, Member, employee, affiliate or predecessor company; and (iv) contracts, agreements, arrangements or understandings which are material to the business of either of the Companies (collectively referred to as the "Material Contracts"). Copies of all Material Contracts listed on Schedule 2.11 have previously been
                                           -------------
delivered to the Buyer. All of the Material Contracts are valid, binding and in full force and effect in all material respects, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of the creditors' rights and rules or laws concerning equitable remedies. Neither of the Companies is in material default under any such contracts. Except as set forth on Schedule
                                                                        --------
2.11, with respect to each Material Contract,
----

(a) each of the Companies has performed in all material respects all obligations required to be performed to date under such Material Contract; (b) to the best knowledge of the Seller, no party to such Material Contract is in default, breach or arrears under the terms of such Material Contract; and (c) to the best knowledge of the Seller, no condition exists or event has occurred that, with the giving of notice or lapse of time or both, would constitute a material default under such Material Contract.

2.12 Litigation.
     ----------

     Except as set forth on Schedule 2.12 of the Schedule of Exceptions, there
                            -------------
is no action, suit, claim, proceeding, investigation or arbitration proceeding pending (or to the best knowledge of the Seller, threatened in writing) against or otherwise involving either of the Companies or any of the Securities or any officers, directors, manager, former officers, directors or managers, employees, Members or agents of either of the Companies (in their capacities as such) and there are no outstanding Court Orders to which either of the Companies is a party or by which any of its assets are bound.

2.13 Labor and Employee Relations.
     ----------------------------

     Except as shown on Schedule 2.13 of the Schedule of Exceptions, there are
                        -------------
no currently effective consulting or employment agreements or other agreements with individual consultants or employees to which either of the Companies is a party or of which either of the Companies is a beneficiary (including noncompetition covenants).

     None of the employees of either of the Companies is covered by any collective bargaining agreement with any trade or labor union, employees' association or similar association. No labor organization or group of employees has made a pending demand for recognition; there are no labor representation questions involving either of the Companies; and, to the best knowledge of Seller, there is no organizing activity involving either of the Companies pending by any labor organization or group of employees. There are no representation elections, arbitration proceedings, labor strikes, slowdowns or stoppages, material grievances, lockouts, or other labor troubles pending, or, to the best knowledge of Seller, threatened, with respect to the employees of either of the Companies or their respective predecessors, nor has either Company or its respective predecessor experienced any work stoppage or other material labor difficulty during the five (5) years immediately preceding the date of this Agreement.

     Each of the Companies and their respective predecessors has complied in all respects with all applicable laws relating to the employment of labor, including without limitation those relating to wages, hours, unfair labor practices, discrimination, civil rights, plant closings, immigration and the collection and payment of social security and similar taxes.

     There are no complaints, proceedings, investigations or charges against either Company pending or, to the best knowledge of Seller, threatened before any Government Authority, court or arbitrator, including the National Labor Relations Board or any similar state or local labor agencies, or the Equal Employment Opportunity Commission or any similar state or local agency, by or on behalf of any employee or former employee of either Company (or their respective predecessors).

2.14  ERISA and Employee Benefits.
      ---------------------------

      Except as set forth on Schedule 2.14 to the Schedule of Exceptions,
                             -------------
neither of the Companies has or otherwise contributes to or participates in any employee benefit plan subject to the Employee Retirement Income Security Act of 1974 ("ERISA"), other than medical benefit plans listed on Schedule 2.14 with
                                                           -------------
respect to which each of the Companies has made all required contributions. Each of the Companies is in compliance with all laws and regulations applicable to such plans under ERISA, the violation of which, singly or in the aggregate, could have a Material Adverse Effect.

2.15  Government Authorizations.
      -------------------------

      Each of the Companies holds all Government Authorizations which are required to own its properties and assets and to permit it to conduct its businesses as presently conducted, except where the failure to hold such Governmental Authorization would not have a Material Adverse Effect. Set forth on Schedule 2.15 of the Schedule of Exceptions is a listing of all such
   -------------
Government Authorizations held by each of the Companies. No consent, approval or authorization of (or designation, declaration of filing with) any Governmental Authority on the part of either Company is required in connection with the valid execution and delivery of this Agreement, the Ancillary Agreements, or the offer or sale of the Securities or the Seller Shares, or the consummation of any other transaction contemplated hereby or under the Ancillary Agreements, except (i) filings under applicable federal and state securities laws which, if applicable, shall be made in accordance with applicable laws, and (ii) approvals of Governmental Authorities or regulatory bodies which shall be obtained prior to the Closing.

2.16  Insurance.
      ---------

      Each of the Companies has in full force and effect fire and casualty insurance policies, and insurance against other hazards, risks and liabilities to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated, including, but not limited to, a securities dealer blanket bond.

2.17  Borrowings and Guarantees.
      -------------------------

      Except as set forth on Schedule 2.17 of the Schedule of Exceptions, there
                             -------------
are no agreements or undertakings pursuant to which either Company (a) is borrowing or is entitled to borrow any money, (b) is lending or has committed itself to lend any money, or (c) is a guarantor or surety with respect to the obligations of any person. Complete and accurate copies of any such written agreements have been delivered to Buyer.

2.18  Absence of Sensitive Payments.
      -----------------------------

      Neither of the Companies has, nor to the best knowledge of the Seller, have any of either Company's directors, officers, agents, managers, members, stockholders or employees or any other persons associated with or acting on behalf of either Company:

      (a) made or agreed to make any solicitations, contributions, payments or gifts of funds or property to any governmental official, employee or agent where either the payment or the purpose of such solicitation, contribution, payment or gift was or is illegal under the laws of the United States, any state thereof, or any other jurisdiction (foreign or domestic) or prohibited by the policy of either Company;

      (b) established or maintained any unrecorded fund or asset for any purpose, or has made any false or artificial entries on any of its books or records for any reason; or

      (c) made or agreed to make any contribution or expenditure, or reimbursed any political gift or contribution or expenditure made by any other person to candidates for public office, whether federal, state or local (foreign or domestic) where such contributions were or would be a violation of applicable law.

      References to the "Companies" in this Section 2.18 include their respective predecessors.

2.19  Brokerage.
      ---------

      There are no valid claims for brokerage commissions, finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Companies or the Seller, and the Companies and the Seller will jointly and severally indemnify and hold the Buyer harmless against any liability or expense to it arising out of such a claim.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF THE BUYER

      The Buyer hereby represents and warrants to the Seller and each of the Companies that:

                              3.     hidden style

3.1   Investment Intent.
      -----------------

      The Buyer is purchasing or acquiring the Securities for its own account for investment and not with a present view to, or for sale in connection with, any distribution thereof in violation of the Securities Act.

3.2   Authorization.
      -------------

      The Buyer has the full power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder, and to carry out the transactions contemplated hereby and thereby. All necessary action has been taken by the Buyer to authorize the execution, delivery and performance of this Agreement and each of the Ancillary Agreements and consummation of the transactions contemplated hereby and thereby. The Agreement has been, and each Ancillary Agreement will be at the Closing, duly executed and delivered by the Buyer. The Agreement is, and upon the Closing it and each of the Ancillary Agreements will be, the legal, valid and binding obligation of the Buyer enforceable against it in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency or other laws of general application affecting enforcement of creditors' rights; and (b) general principles of equity that restrict the availability of equitable remedies.

3.3   Restricted Securities.
      ---------------------

      The Buyer understands that the Securities have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the Buyer's investment intent as expressed herein. The Buyer acknowledges that the Securities to be purchased pursuant to this Agreement, must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.

3.4   Brokerage.
      ---------

      There are no valid claims for brokerage commissions, finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based upon any arrangement or agreement made by or on behalf of the Buyer or its agents, and the Buyer agrees to indemnify and hold harmless each of the Companies and the Seller against any liability or expense to it arising out of such a claim to the extent that such claim arises out of actions or alleged actions of the Buyer.

3.5   Information.
      -----------

      The Buyer acknowledges that it has received such information with respect to the investment as it has requested in connection with its decision to invest in the Seller Shares, has had an opportunity to ask questions, and has received answers to such questions as were asked. The officers of each of the Companies have made available to the Buyer any and all written information which it has requested and have answered to the Buyer's satisfaction all inquiries made by it.

3.6   Qualification.
      -------------

      The Buyer has adequate net worth and means of providing for its current needs so that it can afford to sustain a complete loss of its investment in the Companies and the Seller Shares. The Buyer is an "accredited investor" within the definition set forth in Rule 501(a) under the Securities Act. The address of the Buyer as set forth in the preamble hereto is correct.

3.7   No Conflict of Transaction With Obligations and Laws.
      ----------------------------------------------------

      Neither the execution, delivery and performance of this Agreement or any Ancillary Agreement, nor the performance of the transactions contemplated hereby or thereby, will: (a) conflict with or constitute a breach or violation of any provision of the charter documents of the Buyer; (b) require any Governmental Authorization, except for the approval of the NASD with respect to the transfer of the broker-dealer registrations and related transactions, and any filings required in connection with the transfer of the investment advisor registrations of the Companies, (c) require any consent of any parties to loans, contracts, leases, licenses and other agreements to which the Buyer is a party; (d) constitute (with or without the passage of time or the giving of notice) a breach of, or default under, any debt instrument to which the Buyer is a party, or give any person the right to accelerate any indebtedness; (e) constitute (with or without the passage of time or giving of notice) a default under or breach of any other agreement, instrument or obligation to which the Buyer is a party or by which it or its assets are bound; (f) conflict with or result in a violation of any Court Order or Law, or give to any other person, the right to exercise any remedy or obtain any relief under any Court Order or Law, to which the Buyer is subject or by which the properties or assets of the Buyer are bound, or (g) result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, suspend or otherwise modify, any Government Authorization.

3.8   Reliance on Representations of the Companies.
      --------------------------------------------

      None of the representations and warranties contained in this Section 3 shall in any way affect the right of the Buyer to rely fully on the representations, warranties and covenants of the Seller in this Agreement.

ARTICLE 4. CONDITIONS OF BUYER'S OBLIGATIONS

      The obligation of the Buyer to purchase and pay for the Securities at the Closing shall be subject to the satisfaction or waiver of each of the following conditions:

                               4.   hidden style
4.1   Representations and Warranties.
      ------------------------------

      The representations and warranties of the Seller contained herein or in the exhibits annexed hereto shall be true and correct as of the Closing with the same effect as though made on and as of that date.

4.2   Performance; No Breach.
      ----------------------

      The Companies and the Seller shall have performed and complied with all of the agreements and covenants contained herein and required to be performed or complied with by the Companies and the Seller at or prior to Closing and shall not be in material breach of any provision of this Agreement.

4.3   Consents and Waivers.
      --------------------

      All necessary consents, waivers, approvals, amendments and other action on the part of any person necessary to have been obtained or effected in order to carry out the transactions contemplated by this Agreement, including, but not limited to, the consent of the NASD to the transfer of the broker-dealer registrations and related transactions, and any filings required in connection with the transfer of the investment advisor registrations of the Companies, shall have been duly obtained or effected and shall be in full force and effect and adequate.

4.4  Ancillary Agreements.
     --------------------

     Buyer and Seller shall have entered into each of the Ancillary Agreements.

4.5  Evidence of Mergers.
     -------------------

     Buyer shall have received copies of the certificates of merger as filed with the Secretary of State of the State of Florida with respect to the mergers of each of the Companies with their respective predecessor corporations.

4.6  Key Employees.
     -------------

     Each of the Key Employees shall have accepted employment with Buyer.

4.7  Legal Action.
     ------------

     (a) There shall not have been instituted or threatened any legal proceeding seeking to prohibit the consummation of the transactions contemplated by this Agreement, or to obtain damages from the Buyer with respect thereto.

     (b) None of the parties hereto shall be prohibited by any order, writ, injunction or decree of any Governmental Authority of competent jurisdiction from consummating the transactions contemplated by this Agreement, and no action or proceeding shall then be pending which questions the validity of this Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the parties in connection herewith or in connection with any of the transactions contemplated hereby.

4.8  Officers' Certificates of Compliance.
     ------------------------------------

     At the Closing, the Buyer shall have received a certificate signed by the President of each of the Companies certifying that the conditions specified in Sections 4.1 through 4.6 have been fulfilled.

ARTICLE 5. CONDITIONS OF THE SELLER'S OBLIGATIONS

     The obligations of the Seller to consummate this Agreement and the transactions contemplated hereby are subject to the satisfaction of each of the following conditions:

                               5.   hidden style

5.1  Representations and Warranties.
     ------------------------------

     The representations and warranties of the Buyer contained herein or in the exhibits annexed hereto shall be true and correct as of the Closing with the same effect as though made on and as of that date.

5.2  Performance; No Breach.
     ----------------------

     The Buyer shall have performed and complied with all of the agreements and covenants contained herein and required to be performed or complied with by the Buyer at or prior to Closing and shall not be in material breach of any provision of this Agreement.

5.3  Consents and Waivers.
     --------------------

     All necessary consents, waivers, approvals, amendments and other action on the part of any person necessary to have been obtained or effected in order to carry out the transactions contemplated by this Agreement, including, but not limited to, the consent of the NASD with respect to the transfer of the broker-dealer registrations and related transactions, and any filings required in connection with the transfer of the investment advisor registrations of the Companies, shall have been duly obtained or effected and shall be in full force and effect and adequate.

5.4  Ancillary Agreements.
     --------------------

     Buyer and Seller shall have entered into each of the Ancillary Agreements.

5.5  Legal Action.
     ------------

     (a) There shall not have been instituted or threatened any legal proceeding seeking to prohibit the consummation of the transactions contemplated by this Agreement, or to obtain damages from the Seller with respect thereto.

     (b) None of the parties hereto shall be prohibited by any order, writ, injunction or decree of any Governmental Authority of competent jurisdiction from consummating the transactions contemplated by this Agreement, and no action or proceeding shall then be pending which questions the validity of this Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the parties in connection herewith or in connection with any of the transactions contemplated hereby.

ARTICLE 6. AFFIRMATIVE COVENANTS OF THE COMPANIES AND THE SELLER

     The Seller and each of the Companies hereby covenants with the Buyer that:

                               6.   Hidden Style

6.1  Conduct of Business.
     -------------------

     Between the date of this Agreement and the Closing, except with respect to the matters contemplated by paragraphs (1), (3), (4) and (15) of the Letter of Intent, or as Buyer shall otherwise consent, each of the Companies will do the following:

     (a) conduct its business only in the ordinary course of business consistent with past practice and refrain from changing or introducing any method of management or operations except in the ordinary course of business and consistent with prior practices;

     (b) refrain from making any purchase, sale or disposition of any asset or property other than in the ordinary course of business, from purchasing any capital asset costing more than $10,000 and from mortgaging, pledging, subjecting to a lien or otherwise encumbering any of its properties or assets;

     (c) refrain from incurring any contingent liability as a guarantor or otherwise with respect to the obligations of others, and from incurring any other contingent or fixed obligations or liabilities except those that are usual and normal in the ordinary course of business;

     (d) refrain from entering into any material agreement or amending or terminating any material contract, agreement or license to which it is a party or waiving or releasing any material right or claim;

     (e) maintain its equipment and other assets in good working condition and repair according to the standards that it maintained to the date of this Agreement, subject only to ordinary wear and tear;

     (f) refrain from making any change or incurring any obligation to make a change in its Organizational Documents or its authorized or issued capital stock or any other of its securities, including warrants and options;

     (g) refrain from declaring, setting aside or paying any dividend or making any other distribution in respect of capital stock, or making any direct or indirect redemption, purchase or other acquisition of its capital stock;

     (h) refrain from entering into any employment contract (other than as may be contemplated by this Agreement) or making any increase in the compensation payable or to become payable to any of its officers, employees, managers or agents;

     (i) refrain from instituting, terminating, changing or making any representations, either oral or written, to increase or change any benefit plan or adopting any new employee benefit plan or program, except that it is understood that IAAC will be terminating its 401(k) and retirement savings plans at the time of the Closing;

     (j)  withhold or remit with respect to all employees all employment taxes;

     (k)  refrain from making any change in accounting methods or practices;

     (l) refrain from prepaying any loans from its stockholders, officers, managers, members or directors (if any) or making any change in its borrowing arrangements;

     (m) refrain from merging, consolidating or reorganizing with, or acquiring, any entity;

     (n) refrain from agreeing to any audit assessment by any taxing authority or filing any Federal or state income or franchise tax return or amendment thereto, unless copies of such Tax Returns have been delivered to the Buyer for its review and approval prior to filing or from revoking any tax election or making any agreement or settlement with any taxing authority;

     (o) use its best efforts to prevent any change with respect to its banking arrangements;

     (p) use its best efforts to keep intact its business organization, to keep available its present officers, agents and employees and to preserve the goodwill of all suppliers, customers and others having business relations with it;

     (q) have in effect and maintain at all times all insurance of the kind described in Section 2.19;

     (r) perform all of its obligations under all contracts and other agreements relating to such Company, including the discharge of all accounts payable of such Company according to the terms and conditions of all invoices therefore, except when the amount thereof is being contested in good faith, by appropriate proceedings and with adequate reserves therefore being set aside on the books of such Company;

     (s) maintain true, correct and complete books of accounts and records relating to its business;

     (t) comply in all respects with all Laws applicable to the conduct of its business or its properties or assets;

     (u) promptly upon its knowledge thereof, advise Buyer in writing of the termination or resignation of any key employee and the circumstances therefore;

     (v) refrain from entering into any contract or commitment providing for payments in excess of $25,000 in any fiscal year, except in the ordinary course of business;

     (w) pay all taxes, assessments, governmental charges or levies imposed upon it or its income, profits or assets, or otherwise required to be paid by it, nor fail to pay when due any liability or charge that if, unpaid, might become an Encumbrance upon any such Company's assets; and

     (x) promptly upon its knowledge thereof, advise Buyer in writing of (i) any event, condition or circumstance occurring from the date hereof until the Closing that would constitute a violation or breach of any representation, warranty, covenant, agreement or provision contained in this Agreement (provided, however, that such disclosure shall not be deemed to cure any violation or breach of any such representation, warranty, covenant, agreement or provision), or (ii) any event, occurrence, transaction or other item that would have been or required to have been disclosed on any Schedule, delivered hereunder, had such event, occurrence, transaction or item existed on the date hereof, and use its commercially reasonable efforts to prevent or promptly remedy the same.

6.2  Assets of the Business
     ----------------------

     As of the Closing, the assets of the Companies shall include those listed on Exhibit B hereto.
   ---------

6.3  Liabilities of the Business
     ---------------------------

     Seller shall be responsible for, and shall indemnify Buyer against, any and all obligations and liabilities of the Companies through the date of the Closing relating to: trade accounts payable; amounts due to vendors; existing matured, non-contingent liabilities; and Taxes as of the Closing Date.

     Seller shall also assume all rights and obligations relating to the GMST arbitration matter as more fully described on Schedule 2.12 of the Schedule of Exceptions, and shall indemnify Buyer against any and all obligations relating to such arbitration matter. Buyer agrees to cooperate and assist with such arbitration as necessary.

6.4  Severance Liabilities.
     ---------------------

     Seller shall be responsible for, and shall indemnify Buyer against, any and all severance-related liabilities of the Companies with respect to those employees of the Companies other than those employees listed on Schedule 6.4
                                                                ------------
hereto.

6.5  IAAC Benefit Plans.
     ------------------

     Prior to the Closing, IAAC will terminate each of its 401(k) and retirement savings plans, and will make all distributions in a timely manner.

6.6  Governmental Permits and Approvals.
     ----------------------------------

     The Companies and the Seller shall use their best efforts (with the reasonable assistance of Buyer to the extent required to obtain such approvals) to obtain promptly all permits and approvals from any governmental or regulatory body required to be obtained by either Company for the lawful consummation of the Closing.

6.7  Assignment of Contracts.
     -----------------------

     To the extent that the sale of the Securities constitutes an assignment under the terms of any contracts to which either Company is a party, which assignment requires the consent of another party (including the leases for real property), or requires any Governmental Authorization, the Companies and Seller agree to use their best efforts (with the reasonable assistance of the Buyer to the extent necessary to obtain such consents) to obtain the consent of such other party to an assignment or the requisite Government Authorization.

6.8  Maintenance of Government Authorizations.
     ----------------------------------------

     Seller shall at all times prior to the Closing Date use best efforts to cause the Companies to preserve and maintain each of the Government Authorizations. Seller shall not take any action or permit either Company to take any action which would cause any governmental or regulatory body to institute proceedings regarding any of the Government Authorizations or take any other action which would result in either Company being in noncompliance in any material respect with the requirements of any governmental or regulatory body having jurisdiction thereof.

6.9  Collection of Receivables.
     -------------------------

     Between the date hereof and the Closing Date, each of the Companies will use prudent practices in collection procedures in order to collect the Receivables so as not to jeopardize Buyer's future customer relations.

6.10 Employee Compensation.
     ---------------------

     Seller agrees to cause the Companies to discharge when due all compensation and benefits to any employee under all pay and compensation practices applicable to the respective business of the Companies and under any employment agreements payable in the ordinary course of business.

6.11 Consummation of Agreement.
     -------------------------

     The Seller shall use its best efforts to perform and fulfill, and to cause each Company to perform and fulfill, all conditions and obligations on their part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out. To this end, each of the Companies and the Seller will use best efforts to obtain all authorizations or approvals necessary for the consummation of the transactions contemplated hereby. From the date hereof until the termination of this Agreement, neither of the Companies nor the Seller will discuss or negotiate with any other party, or entertain or consider any inquiries or proposals received from any other party, concerning the possible disposition of either Company's business, assets or capital stock.

6.12 Joint Operations.
     ----------------

     From the Closing until such time as Buyer and Seller can physically separate the Business from the operations of Seller, the parties agree to share certain operational assets and space on a cooperative basis with Buyer and Seller each paying fifty percent (50%) of such shared services, including, without limitation, rent, utilities, and telephone charges.

ARTICLE 7. AFFIRMATIVE COVENANTS OF THE BUYER

     The Buyer hereby covenants with the Seller and each of the Companies that:

                               7.   Hidden Style

7.1  Future Order Flow.
     -----------------

     After the Closing, so long as Seller's trading subsidiaries can satisfy compliance with the NASD's "three-quote" rule and make available to Buyer the necessary connectivity, and in order to insure best execution, for a period of three (3) years from the date of the Closing, Buyer shall cause IAAC to execute all unlisted American Depositary Receipts and foreign ordinary trading order-flow through Seller's trading subsidiaries, provided, however, that if Seller's trading subsidiaries are unable or unwilling to execute such future order flow pursuant to the terms of this Section 7.1, Buyer may, at its discretion, execute such order flow through a third party.

7.2  Prior Operations.
     ----------------

     Subject to the provisions of Section 6.3 hereof, Buyer shall be responsible for and shall indemnify Seller against any and all liabilities related to the operations prior to the Closing of the non-institutional private client brokerage business of IAAC; provided however, that this provision shall not apply to any pending arbitration proceedings with respect to employees of IAAC's trading desk, or any liabilities related to the prior operations of IAAC's institutional trading desk, which such liabilities shall remain the obligation of Seller.

7.3  Joint Operations.
     ----------------

     From the Closing until such time as Buyer and Seller can physically separate the Business from the operations of Seller, the parties agree to share certain operational assets and space on a cooperative basis with Buyer and Seller each paying fifty percent (50%) of such shared services, including, without limitation, rent, utilities, and telephone charges.

7.4  Hiring of Key Employees.
     -----------------------

     Buyer shall use its commercially reasonable efforts to hire each of the Key Employees as of the Closing Date.

ARTICLE 8. INDEMNIFICATION

                               8.   Hidden Style

8.1  Indemnification by Seller.
     -------------------------

     (a) Subject to the limitations in paragraph (b) below, the Seller agrees to defend, indemnify and hold harmless the Buyer's Indemnified Persons from and against all Losses directly or indirectly incurred by or sought to be imposed upon any of them:

          (i) resulting from or arising out of any breach of any of the representations or warranties made by the Seller in this Agreement;

          (ii) resulting from or arising out of any breach of any covenant or agreement made by Seller in or pursuant to this Agreement; or

          (iii) resulting from or arising out of any liability, payment or obligation in respect of any taxes owing by the Companies (or their respective predecessors), of any kind or description (including interest and penalties with respect thereto) for all periods, or portions thereof, up to and including the date of Closing.

     (b) The right to indemnification under paragraph (a) is subject to the following limitations: the Seller shall have no liability under paragraph (a) unless one or more of the Buyer's Indemnified Persons gives written notice to the Seller asserting a claim for Losses, including reasonably detailed facts and circumstances pertaining thereto, before the expiration of the period set forth below:

          (i) for claims under clause (i) of paragraph (a) above, a period of two (2) years from the Closing;

          (ii) for claims under clause (ii) of paragraph (a) above, for so long as any claim may be made in respect of such matters under any applicable statute of limitations, as it may be extended; and

          (iii) for claims under clause (iii) of paragraph (a) above, without limitation as to time;

except that, for any claim based upon a covenant or undertaking which by its terms is to be performed after the Closing, then the period above shall commence on the date when such covenant or agreement should have been performed.

     (c) Indemnification for claims under paragraph (a) above shall be payable by Seller only if the aggregate amount of all Losses hereunder by Buyer's Indemnified persons shall exceed $50,000 (the "Basket"), at which point Seller shall be responsible for all Losses, which exceed $50,000. Seller's aggregate liability for indemnification under paragraph (a) above shall not exceed $600,000.

     The gross amount with respect to a claim for indemnification for which the Seller may be liable to a Buyer's Indemnified Person pursuant to this Article 8 shall be reduced by any insurance proceeds actually recovered by or on behalf of the Indemnified Person on account of the indemnifiable Loss.

8.2  Indemnification by Buyer.
     ------------------------

     (a) Subject to the limitations in paragraph (b) below, from and after the Closing Date, the Buyer shall indemnify and hold harmless Seller's Indemnified Persons from any and all Losses directly or indirectly incurred by or sought to be imposed upon them:

          (i) resulting from or arising out of any breach of any of the representations or warranties made by the Buyer in this Agreement; or

          (ii) resulting from or arising out of any breach of any covenant or agreement made by the Buyer in or pursuant to this Agreement.

     (b) The Buyer shall have no liability under paragraph (a) above unless a Seller's Indemnified Person gives written notice to the Buyer asserting a claim for Losses, including reasonably detailed facts and circumstances pertaining thereto, before the expiration of the period set forth below:

          (i) for claims under clause (i) of paragraph (a) above, two (2) years from the Closing; or

          (ii) for claims under clause (ii) of paragraph (a) above, for so long as any claim may be made in respect of such matters under any applicable statute of limitations as it may be extended.

8.3  Defense of Third Party Actions.
     ------------------------------

     (a) Promptly after receipt of notice of any Third Party Action, any person who believes he, she or it may be an Indemnified Person will give notice to the potential Indemnifying Person of such action. The omission to give such notice to the Indemnifying Person will not relieve the Indemnifying Person of any liability hereunder unless it was prejudiced thereby, nor will it relieve it of any liability which it may have other than under this Article 8.

     (b) Upon receipt of a notice of a Third Party Action, the Indemnifying Person shall have the right, at its option and at its own expense, to participate in and be present at the defense of such Third Party Action, but not to control the defense, negotiation or settlement thereof, which control shall remain with the Indemnified Person, unless the Indemnifying Person makes the election provided in paragraph (c) below.

     (c) By written notice within forty-five (45) days after receipt of a notice of a Third Party Action, an Indemnifying Person may elect to assume control of the defense, negotiation and settlement thereof, with counsel reasonably satisfactory to the Indemnified Person; provided, however, that the Indemnifying Person agrees (i) to promptly indemnify the Indemnified Person for its expenses to date, and (ii) to hold the Indemnified Person harmless from and against any and all Losses caused by or arising out of any settlement of the Third Party Action approved by the Indemnifying Person or any judgment in connection with that Third Party Action. The Indemnifying Persons shall not in the defense of the Third Party Action enter into any settlement which does not include as a term thereof the giving by the third party claimant of an unconditional release of the Indemnified Person or consent to entry of any judgment except with the prior written consent of the Indemnified Person.

     (d) Upon assumption of control of the defense of a Third Party Action under paragraph (c) above, the Indemnifying Person will not be liable to the Indemnified Person hereunder for any legal or other expenses subsequently incurred in connection with the defense of the Third Party Action, other than reasonable expenses of investigation.

          (e) If the Indemnifying Person does not elect to control the defense of a Third Party Action under paragraph (c), the Indemnifying Person shall promptly reimburse the Indemnified Person for expenses incurred by the Indemnified Person in connection with defense of such Third Party Action, as and when the same shall be incurred by the Indemnified Person.

          (f) Any person who has not assumed control of the defense of any Third Party Action shall have the duty to cooperate with the party which assumed such defense.

8.4       Miscellaneous
          -------------

          The Buyer's Indemnified Persons shall be entitled to indemnification under Section 8.1(a) and Seller's Indemnified Persons shall be entitled to indemnification under Section 8.2(a), regardless of whether the matter giving rise to the applicable liability, payment, obligation or expense may have been previously disclosed to any such person unless expressly disclosed on each particular Schedule requiring such disclosure.

          If any Loss is recoverable under more than one provision hereof, the Indemnified Person shall be entitled to assert a claim for such Loss until the expiration of the longest period of time within which to assert a claim for Loss under any of the provisions which are applicable.

8.5       Exclusivity of Remedy.
          ---------------------

          Except for matters involving fraud and except as otherwise specifically provided under this Agreement or any other document or agreement executed pursuant to this Agreement, the indemnification provisions of this
Section 8 shall be the sole and exclusive remedy with respect to all matters pertaining to this Agreement or any other document or agreement executed pursuant hereto and the parties each waive any other remedy which they or any other person entitled to indemnification under this Agreement may have at law or in equity with respect thereto.

8.6       Payment of Indemnification
          --------------------------

          Claims for indemnification under this Article 8 shall be paid or otherwise satisfied by Indemnifying Persons within thirty (30) days after notice thereof is given by the Indemnified Person, provided, however, that if any such claim is contested in good faith by the Indemnifying Persons, such payment or satisfaction may be extended for an additional period of up to thirty (30) days so long as the Indemnifying Persons continue to negotiate in good faith.

ARTICLE 9.        DEFINITIONS

                            9.     Hidden Style

For purposes of this Agreement the following terms shall have the indicated respective meanings:

         "Act" shall mean the Florida Limited Liability Company Act, Chapter
          ---
608, Florida Statutes, as amended from time to time, and any regulations promulgated thereunder by the State of Florida.

         "Ancillary Agreements" shall mean the Subscription Agreement, the
          --------------------
Registration Rights Agreement, a mutual non-competition agreement by and between Buyer and Seller, and a mutual non-solicitation agreement by and between Buyer and Seller .

         "Buyer's Indemnified Persons" means the Buyer, its parent, subsidiary
          ---------------------------
and affiliated companies, their respective directors, managers, officers, employees, members, stockholders and agents, the Companies after the Closing, and any person serving as a director, officer, employee or agent of either of the Companies at Buyer's request after the Closing.

         "Closing" shall have the meaning provided in Section 1.3.
          -------

         "Commission" shall mean the Securities and Exchange Commission, or any
          ----------
other Federal agency at the time administering the securities laws of the United States.

         "Global Shares" shall mean shares of membership interests representing
          -------------
an undivided interest in the ownership of Global which shall entitle the holder thereof to receive such benefits, and to exercise such rights, of membership as are set forth in the any operating agreement and, to the extent not inconsistent with any operating agreement, such benefits and rights of membership as are provided under the Act, in each case and at all times subject to such obligations as are set forth in any operating agreement and, to the extent not inconsistent with any such operating agreement, such obligations as are set forth in the Act.

         "Court Order" shall mean a court order, judgment, administrative or
          -----------
judicial order, writ, decree, stipulation, arbitration award or injunction.

         "Encumbrance" shall mean any lien, option (including right of first
          -----------
refusal or first offer), encumbrance, charge, restriction, mortgage, pledge, security interest, title exception, restriction, claim or charge of any kind or character.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as
          ------------
amended, or any successor Federal statute, and the rules and regulations of the Commission issued under such Act, as they each may be in effect from time to time.

         "Governmental Authority" shall mean any governmental body, whether
          ----------------------
national, state, regional, local, or any subdivision or agency of any of the foregoing.

         "Governmental Authorizations" shall mean any license, permit, order,
          ---------------------------
franchise agreement, concession, grant, authorization, consent or approval from a Governmental Authority.

         "IAAC Shares" shall mean shares of membership interests representing
          -----------
an undivided interest in the ownership of IAAC which shall entitle the holder thereof to receive such benefits, and to exercise such rights, of membership as are set forth in any operating agreement and, to the extent not inconsistent with any operating agreement, such benefits and rights of membership as are provided under the Act, in each case and at all times subject to such obligations as are set forth in any operating agreement and, to the extent not inconsistent with any such operating agreement, such obligations as are set forth in the Act.

         "Indemnified Person" means any person entitled to be indemnified under
          ------------------
Article 8.

         "Indemnifying Person" means any person obligated to indemnify another
          -------------------
person under Article 8.

         "Intellectual Property" shall mean patents, patent applications, trade
          ---------------------
marks or service marks (whether registered or unregistered), trade mark or service mark applications, trade names, copyrights, computer software, and manufacturing and other secret processes and technologies and other trade secrets.

         "Key Employees" shall mean each of the following persons: Todd Boren;
          -------------
Mike Ward; Alan Peck; Howard Goldstein; Mike Phillips; Sam Jacobs; Steven Spartz; Ted Peters; Tom Spartz; Shawn Connelley; and Joe Noecker.

         "Law" shall include any statute, law, ordinance, rule or regulation of
          ---
a Governmental Authority.

         "Letter of Intent" shall mean that certain letter of intent dated as of
          ----------------
July 20, 2001, by and between the Seller and Mark Frankel, as representative of the Buyer.

         "Losses" means all losses, damages (including, without limitation,
          ------
punitive and consequential damages), fines, penalties, liabilities, payments and obligations, and all expenses related thereto. Losses shall include any reasonable legal fees and costs incurred by any of the Indemnified Persons subsequent to the Closing in defense of or in connection with any alleged or asserted liability, payment or obligation, whether or not any liability or payment, obligation or judgment is ultimately imposed against the Indemnified Persons and whether or not the Indemnified Persons are made or become parties to any such action.

         "Material Adverse Effect" shall mean an event which causes a material
          -----------------------
adverse change in the condition, financial or otherwise, business operations, properties, assets or liabilities of either of the Companies.

         "Material Personal Property" has the meaning specified in Section 2.9.
          --------------------------
         "NASD" shall mean the National Association of Securities Dealers, Inc.
          ----

         "Organizational Documents" shall mean the Articles of Organization of
          ------------------------
each of

IAAC and Global, as filed with the Secretary of State of the State of Florida on July 26, 2001, as the same may be amended from time to time.

         "Real Property" has the meaning specified in Section 2.9.
          -------------

         "Schedule of Exceptions" shall have the meaning set forth in the
          ----------------------
introductory paragraph of Article 2 hereof.

         "Securities Act" shall mean the Securities Act of 1933, as amended, or
          --------------
any successor statute, and the rules and regulations of the Commission issued under such Act, as they each may be in effect from time to time.

         "Seller's Indemnified Persons" means the Seller, its parent, subsidiary
          ----------------------------
and affiliated companies, and their respective directors, managers, officers, employees, members, stockholders and agents.

         "Taxes" shall mean income, profit, franchise, sales, use, real
          -----
property, personal property, ad valorem, value added, excise, employment, social security and wage withholding taxes, severance, stamp, occupation, and windfall taxes, of every kind, character or description imposed by any Governmental Authority or quasi-Governmental Authority, and any interest or fines, and any and all penalties or additions relating to such taxes.

         "Tax Return" shall mean income, excise, gross receipts and franchise
          ----------
tax returns, real estate and personal property tax returns, sales and use tax returns, employee tax and contribution returns and all other tax returns, reports and declarations.

         "Third Party Action" means any written assertion of a claim, or the
          ------------------
commencement of any action, suit, or proceeding, by a third party as to which any person believes it may be an Indemnified Person hereunder.

ARTICLE 10.       MISCELLANEOUS

                                10. Hidden Style

10.1     Termination.
         -----------

         (a)  At any time prior to the Closing, this Agreement may be terminated
(i) by mutual consent of the parties, (ii) by either side if there has been a material misrepresentation, breach of warranty or breach of covenant by the other side in its representations, warranties and covenants set forth herein, or
(iii) by the Buyer or the Seller if the conditions stated in Article 4 or
Article 5, respectively, have not been satisfied by December 31, 2001, unless the parties shall otherwise agree in writing.

         (b)  If this Agreement shall be terminated in accordance with paragraph
(a), all obligations of the parties hereunder shall terminate without liability of any party to the others except as provided in Section 10.5. In the event that this Agreement is so terminated, each party will return all papers, documents, financial statements and other data furnished to it by or with respect to each other party to such other party (including any copies thereof made by the first party).

10.2     Survival of Representations and Covenants.
         -----------------------------------------

         All representations, warranties, covenants, agreements and obligations made herein or in any schedule or exhibit hereto shall be deemed to have been relied upon by the other party hereto and survive the execution and/or delivery thereof.

10.3     Notices.
         -------

         Any notice or other communication in connection with this Agreement shall be deemed to be delivered if in writing addressed as provided below and if either (a) actually delivered at said address, (b) in the case of delivery by facsimile transmission with receipt acknowledged, or recognized overnight courier service, one business day after transmittal, or (c) in the case of a letter, three business days after deposit in the United States mails, postage prepaid and registered or certified, return receipt requested:

         If to the Companies to:

                  Global Assets Advisors, LLC
                  c/o International Assets Holding Corporation
                  250 Park Avenue, Suite 200
                  Winter Park, Florida  32789
                  Attn: Jonathan Hinz
                  Facsimile Number: (407) 741-0808
                  Telephone Number: (407) 740-5334


                  International Assets Advisory, LLC
                  c/o International Assets Holding Corporation
                  250 Park Avenue, Suite 200
                  Winter Park, Florida  32789
                  Attn: Jonathan Hinz
                  Facsimile Number: (407) 741-0808
                  Telephone Number: (407) 740-5334

                  with a copy to:

                  Gordon R. Penman, Esq.
                  Brown Rudnick Freed & Gesmer
                  One Financial Center
                  Boston, Massachusetts  02111
                  Facsimile Number:  (617) 856-8201
                  Telephone Number: (617) 856-8370


         If to the Seller to:

                  International Assets Holding Corporation

          250 Park Avenue, SUite 200
          Winter Park, Florida 32789
          Attn: Jonathan Hinz
          Facsimile Number: (407) 741-0808
          Telephone Number: (407) 740-5334

          with a copy to:

          Gordon R. Penman, Esq.
          Brown Rudnick Freed & Gesmer
          One Financial Center
          Boston, Massachusetts 02111
          Facsimile Number: (617) 856-8201
          Telephone Number: (617) 856-8370

          If to the Buyer:

          Lakeside Assets, LLC
          c/o Mark Frankel
          211 Private Way
          Lakewood, New Jersey 08701
          Facsimile Number: (732) 364-0956
          Telephone Number: (732) 364-9704


          with a copy to:

          Joel I. Frank, Esq.
          Hartman & Craven LLP
          460 Park Avenue
          New York, New York 10022-1987
          Facsimile Number: 212-223-9911
          Telephone Number: 212-836-4920

and in any case at such other address as the addressee shall have specified by written notice. All periods of notice shall be measured from the date of delivery thereof.

10.4 Costs and Expenses.
     ------------------

     Each of the parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, and no expenses of the Seller or the Companies relating in any way to the purchase and sale of the Securities hereunder shall be included in any account of either Company as of the Closing or shall be charged to or paid by Buyer, provided however, that Buyer agrees to reimburse Seller $4,000 at Closing for costs and expenses related to the formation of the Companies under the Act.

10.5 Confidentiality.
     ---------------

     The Buyer agrees that it will keep confidential and not disclose or divulge any confidential, proprietary or secret information which it may obtain from either of the Companies or Seller in connection with the transactions contemplated herein, or pursuant to inspection rights granted hereunder unless such information is or hereafter becomes public information or unless required to do so by law.

     The Seller agrees that it will keep confidential and not disclose or divulge any confidential, proprietary or secret information which may be in its possession related to the business of either of the Companies or which it may obtain from the Buyer in connection with the transactions contemplated herein, or pursuant to inspection rights granted hereunder unless such information is or hereafter becomes public information or unless required to do so by law.

10.6 Publicity and Disclosures.
     -------------------------

     Except as may be otherwise required for compliance with applicable stock exchange rules or securities laws, neither Buyer nor Seller shall issue nor approve any news release or other public announcement concerning this Agreement (or any schedules or exhibits hereto) prior to the Closing without the prior written approval of the other. Subsequent to the Closing, Buyer and Seller may issue any news release, public announcement or published information or documents it shall deem necessary or desirable.

10.7 Assignment; Rights of Successors and Assigns.
     --------------------------------------------

     This Agreement may not be assigned otherwise than by operation of law (a) by Buyer without the prior written consent of Seller or (b) by Seller without the prior written consent of Buyer. However, any or all rights of Buyer to receive performance (but not the obligations of Buyer to Seller hereunder) and rights to assert claims against Seller in respect of breaches of representations, warranties or covenants of Seller hereunder, may be assigned by Buyer to (i) any direct or indirect subsidiary, parent or other affiliate of Buyer, or (ii) any person or entity extending credit to Buyer to finance the purchase price, but any assignee of such rights under clause (i) or clause (ii) shall take such rights subject to any defenses, counterclaims and rights of setoff to which Seller might be entitled under this Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

10.8 Entire Agreement.
     ----------------

     This Agreement (including all exhibits or schedules appended to this Agreement and all documents delivered pursuant to or referred to in this Agreement, all of which are hereby incorporated herein by reference) constitutes the entire agreement between the parties, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof and inducements to the making of this Agreement relied upon by any party hereto, have been expressed herein or in the documents incorporated herein by reference.

10.9  Amendments and Waivers.
      ----------------------

      This Agreement, or any term, covenant, agreement, condition or provision hereof, may be amended, terminated or waived (either generally or in a particular instance and either retroactively or prospectively), upon written consent of the Seller and the Buyer; provided however, that no waiver or consent on any one instance shall be deemed to be or be construed as a further or continuing waiver of any such term or condition unless it expressly so provides.

10.10 Governing Law; Severability.
      ---------------------------

      This Agreement shall be deemed a contract made under the laws of the State of New York and, together with the rights and obligations of the parties hereunder, shall be construed under and governed by the laws of such State other than conflicts of laws principles thereof. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof.

10.11 Arbitration.
      -----------

      Any controversy or claim arising out of or relating to this Agreement or any breach hereof, shall be settled by arbitration conducted by a single arbitrator in accordance with the then current commercial arbitration rules of the American Arbitration Association. The arbitrator's award shall be final and binding upon the parties, and judgment upon such award may be entered in any court having jurisdiction thereof. The arbitrator shall be selected in accordance with the commercial arbitration rules of the American Arbitration Association. The arbitrator may, in his sole discretion, award fees (including reasonable attorneys fees) and costs to the prevailing party. The arbitration shall be held in Orlando, Florida or such other place as may be agreed upon at the time by the parties to the arbitration. The parties intend that this Section
10.11 shall be valid, binding, enforceable and irrevocable and shall survive the termination of this Agreement.

10.12 Counterparts.
      ------------

      This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

10.13 Effect of Table of Contents and Headings.
      ----------------------------------------

      Any table of contents, title of an article or section heading herein contained is for convenience of reference only and shall not affect the meaning of construction of any of the provisions hereof.

10.14 Pronouns.
      --------

      Use of male pronouns in this Agreement shall be deemed to include the female and the neuter, and the singular the plural and vice versa, as the case may be.

     IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the parties hereto or their duly authorized representatives, effective as of the date first above written.




                                       GLOBAL ASSETS ADVISORS, LLC


                                       By: /s/ Stephen Saker
                                           -----------------
                                            Executive Vice President


                                       INTERNATIONAL ASSETS ADVISORY, LLC


                                       By: /s/ Stephen Saker
                                           -----------------
                                            Executive Vice President

                                       SELLER

                                       INTERNATIONAL ASSETS HOLDING CORPORATION


                                       By: /s/ Stephen Saker
                                           -----------------
                                            Executive Vice President


                                       BUYER:

                                       LAKESIDE ASSETS, LLC


                                       By: /s/ Mark Frankel
                                           -----------------
                                            Manager

                        Omitted Schedules and Exhibits
                        ------------------------------


1.  Exhibit A - Schedule of Exceptions
--------------------------------------
2.  Exhibit B - Assets of the Companies
---------------------------------------

The Registrant undertakes to supply copies of the omitted schedules and exhibits
--------------------------------------------------------------------------------
to the Commission upon request.
------------------------------